Exhibit 10.1

ARCHER-DANIELS-MIDLAND COMPANY

Management Compensation Arrangements

Base Salary and Cash Bonuses

During the fiscal year ended June 30, 2004, the executive officers of Archer-Daniels-Midland Company (the “Company”) who were named in the Summary Compensation Table included in the Company’s most recent proxy statement received the base salaries included in that table. These officers and the Company’s other officers are eligible for annual increases in their base salaries which have typically not exceeded 5% in any given year. No officer of the Company receives a cash bonus under the Company’s current compensation policies.

Long-Term Incentive Compensation Program

Under the Company’s long-term incentive compensation program, officers and certain other employees of the Company have the opportunity to receive annual incentive compensation awards in the form of stock options and restricted stock under the Company’s 2002 Incentive Compensation Plan. The stock option awards are based upon each participant reaching annual individual performance objectives as determined by the person’s supervisor(s) or, in the case of the Chief Executive, by the Board of Directors. The restricted stock awards are based on the Company achieving target levels of total business return, based on change in equity value calculated as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) less debt, plus dividends, measured on a three-year rolling average. The amount of these awards are based on a combination of the participant’s position within the Company and base salary.